Morgan Stanley Institutional Fund, Inc. - Emerging
Markets Breakout Nations Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3


Securities Purchased:  Loma Negra Compania
Industrial Argentina SA ADR
Purchase/Trade Date: 11/1/2017
Offering Price of Shares: $19.000
Total Amount of Offering: $251,000,000
Amount Purchased by Fund: $686
Percentage of Offering Purchased by Fund: 0.0003%
Percentage of Fund's Total Assets: 0.22%
Brokers: BofA Merrill Lynch, Bradesco BBI,
Citigroup, HSBC, Itau BBA, Morgan Stanley
Purchased from: Itau Securities
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.



Information Classification: Limited Access

Information Classification: Limited Access